Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

Contacts:

Manuel Mondragon, Vice President of Finance

investorrelations@wtoffshore.com

713-297-8024

Ken Dennard / ksdennard@drg-e.com

Lisa Elliott / lelliott@drg-e.com

DRG&E / 713-529-6600

W&T OFFSHORE RE-ELECTS BOARD OF DIRECTORS

AND ELECTS ROBERT ISRAEL TO THE BOARD

HOUSTON — MAY 18, 2007 — W&T Offshore, Inc. (NYSE: WTI) announced that at its annual meeting of shareholders held on Tuesday, May 15, 2007 in Houston, its shareholders re-elected Tracy W. Krohn, J. F. Freel, Stuart B. Katz, S. James Nelson, Jr. and Virginia Boulet to serve on the Board of Directors for one-year terms. Robert I. Israel was elected to fill the vacated board seat of James L. Luikart, who chose to not run for reelection.

Robert Israel, age 57, is currently a Partner at Compass Advisers, LLP. Prior to joining Compass in 2000, he was the head of the Energy Department of Schroder & Co., Inc. from 1991 to 2000. Mr. Israel holds an M.B.A. from Harvard Business School and a B.A. from Middlebury College. He is currently on the board of Randgold Resources Limited, an African-based gold mining company, and several non-public energy related companies. Mr. Israel will serve on the Company’s Audit Committee and is consider by the Board to be an “audit committee financial expert,” as defined under the Securities Act of 1933. He is also deemed to be “independent” under the standards of both the NYSE and Securities and Exchange Commission regulations.

“Bob is an excellent addition to our Board and we know that his vast expertise will be highly appreciated by all of us at W&T Offshore,” said Tracy W. Krohn, Chairman and Chief Executive Officer. “Over the years, he has advised on a wide variety of merger, acquisition and capital raising transactions.”

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

# # #